Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES APPOINTMENT OF
RICHARD HADDRILL AS CHIEF EXECUTIVE OFFICER

Office of the Chairman Formed to Oversee Transition

LAS VEGAS, July 1, 2004 — Alliance Gaming Corp. (NYSE: AGI) announced today that Richard (Dick) Haddrill has been appointed President and Chief Executive Officer effective October 1, 2004.  Dick Haddrill succeeds Robert Miodunski who will remain CEO until September 30, 2004, and will serve as a consultant to the Board of Directors. Alliance Gaming Corp. also announced today the formation of the Office of the Chairman to oversee seamless transition and management succession.  The Office of the Chairman shall consist of Board members David Robbins (Chairman) and Joel Kirschbaum, Dick Haddrill, newly appointed CEO, and Robert Miodunski.

Haddrill has served on the Board of Directors for Alliance since April 2003 and most recently completed five years as CEO of Manhattan Associates, Inc., a leader in software solutions to the supply chain industry throughout the world.  During his tenure at Manhattan, the company expanded its product offerings and market share, more than tripled revenues to almost $200 million and increased its share price more than eight fold.  Mr. Haddrill previously served as President and CEO for Powerhouse Technologies, Inc., a successful technology and gaming company from September 1996 until June 1999, when Powerhouse was acquired by Anchor Gaming, a publicly traded gaming company that was acquired by International Game Technology in 2001.

“We are delighted to have a talented and proven executive like Dick Haddrill leading our management team. Dick’s strong technology and software background coupled with his knowledge of the gaming industry provides the type of leadership background which will guide Alliance to the next level,” said David Robbins, Chairman of Alliance Gaming.  “We are also very pleased to be able to retain the services of Bob Miodunski who was instrumental in the success and transformation of Alliance into the technology focused company that it is today.  Bob has done an outstanding job leading Alliance and positioning the company for continued growth – he will be a valuable member of the Office of the Chairman.”

“This is an exciting time in the gaming industry and Alliance is very well positioned to take advantage of the many growth opportunities ahead,” commented Dick Haddrill. “I look forward to working with the strong management team in place at Alliance to further build on the success of the last four years.”

- MORE -

“The company is truly fortunate to have a senior executive like Dick Haddrill leading the management team,” said Bob Miodunski.  “Alliance Gaming has an incredibly dedicated and creative employee base that I have been proud to work with over these past several years.  I look forward to working with Dick and the Board of Directors as the company continues to grow in the coming years.”

Alliance Gaming has scheduled a conference call for Tuesday, July 6, 2004, at 10:00 a.m. Pacific Time, (1:00 p.m. Eastern Time), to discuss the transition plan in more detail followed by a question and answer session.  On the call will be Robert Miodunski, President and CEO and Dick Haddrill, newly appointed CEO.

The live call will be held:

Date:

July 6, 2004

Time:	10 a.m. Pacific Time (1 p.m. Eastern Time)

The call can be accessed either by:

Webcast:	www.alliancegaming.com
Go to Investor Relations tab (please allow 10 minutes to register, download and install any necessary software)
Or

Participant Dial In Number:	(719) 457-2641

If you are unable to participate, the call will be available on our website address listed above until 5 p.m. Pacific Time on Friday, July 9, 2004.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates Rainbow Casino in Vicksburg, Miss.  Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

-    ALLIANCE GAMING CORP. -